ASSET TRANSFER AND TRADEMARK LICENSE AGREEMENT

THIS AGREEMENT is made as of December 20, 2022 (the "Effective Date").

BETWEEN:

ALGERNON PHARMACEUTICALS INC., corporation existing under the Business Corporations Act (British Columbia)

(the "Vendor")

AND:

ALGERNON NEUROSCIENCE INC., a corporation existing under the Business Corporations Act (British Columbia)

(the "Purchaser")

WHEREAS:

A. The Purchaser is a wholly-owned subsidiary of the Vendor;

B. The Vendor is the beneficial and legal owner of certain assets and undertakings in connection to N,N-dimethyltryptamine ("DMT")  research and stroke research (the "DMT Program"), as more particularly described in Schedule A (the "Assets");

C. The Vendor wishes to sell and transfer to the Purchaser, and the Purchaser wishes to acquire from the Vendor, the Assets, as more fully set out in this Agreement (the "Transaction");

D. Vendor is the owner of all right, title and interest in and to the ALGERNON Trademark, shown in Schedule "B" attached hereto (the "Algernon Trademark") for use in association with the goods set out therein (the "Goods");

E. Vendor wishes to grant a limited trademark ticense (the "Trademark License") to Purchaser to allow Purchaser's use of the Algernon Trademark, subject to the terms and conditions set out herein;

F. The Vendor and Purchaser wish to define their respective rights in relation to the licensed use by Purchaser of the Algernon Trademark by this written agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, conditions, agreements and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Vendor and the Purchaser (collectively, the "Parties" and "Party" means either of them) agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

Section 1.1 Purchase of Assets

Subject to the terms and conditions of this Agreement, the Vendor hereby sells, assigns, transfers and delivers and the Purchaser purchases and accepts all of the Vendor's right, title and interest in and to the Assets as of the Effective Date,

Section 1.2 Bare Trustee

If and to the extent that legal title to any Assets have not been fully conveyed and remains in the Vendor's name after the Effective Date, the Vendor will

(a) hold the entire legal right, title and interest in and to such Assets and all benefits therefrom, including without limitation any income therefrom and proceeds from the disposition thereof, solely as bare trustee of and agent for the Purchaser, for the sole use, benefit, enjoyment and advantage of the Purchaser,

(b) use commercially reasonable efforts to cause all benefits from or from the disposition of such Assets to be paid directly to or as directed by the Purchaser, and

(c) deal with the legal title to the Assets solely in accordance with and at the direction of the Purchaser and will, at any time on the request and at the expense of the Purchaser, transfer such legal title to or as directed by the Purchaser, and will execute and deliver such deeds, declarations, licenses, and further documents as may be required to effect such transfer from time to time.

Section 1.3 Preconditions to Transfer

Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any of the Assets, in whole or in part, or any rights thereto or thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach of any agreement or in any way adversely affect the rights of the Vendor or the Purchaser. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the Purchaser would not, in fact, receive all such rights, the parties will cooperate with each other in any arrangement designed to provide for the Purchaser the benefits of, and to permit the Purchaser to assume the liabilities under, any such agreement.

ARTICLE 2
PURCHASE PRICE AND PAYMENT

Section 2.1 Purchase Price

The price payable to the Vendor by the Purchaser for the Assets shall be $20,000,000 USD, an amount agreed upon by the Vendor and Purchaser to be a good faith estimate of the aggregate fair market value of the Assets as of the date hereof (the "Purchase Price").

Section 2.2 Payment

The Purchase Price shall be paid and satisfied by the issuance to the Vendor of 20,000,000 Common shares in the capital of the Purchaser (the "Issued Shares"). The said shares shall be issued forthwith by the Purchaser as fully paid and non-assessable at a value of $1.3547 CAD/share.

ARTICLE 3
PURCHASE PRICE ADJUSTMENT

Section 3.1 Fair Market Value

The Vendor and the Purchaser covenant and agree that:

(a) the Purchase Price of the Assets will be the fair market value of the Assets as at the Effective Date; and

(b) the Purchase Price is the best estimate of the fair market value of the Assets presently available.

Section 3.2 Adjustment

Notwithstanding the Parties have determined that the fair market value of the Issued Shares received by the Vendor equals the fair market value of the Assets as of the Effective Date, it is agreed that if:

(a) the Minister of National Revenue or any other governmental taxing authority having jurisdiction shall assert by assessment, reassessment or otherwise that the fair market value of the Assets as of the Effective Date is an amount different than the Purchase Price; and

(b) the Parties agree, or a competent tribunal finally adjudges that the fair market value of the Assets as of the Effective Date is an amount other than the Purchase Price (the "Adjusted Value"),

then:

(c) the Purchase Price shall be increased or decreased retroactively to the Effective Date to correspond to the Adjusted Value; and

(d) the Parties will do all such things and perform all such acts, including making all payments or repayments, issuing additional or surrendering shares in the capital of the Purchaser, or filing an amended election under subsection 85(1) of the Income Tax Act (Canada) (the "Act")  and the corresponding provisions of any applicable provincial legislation, or as necessary to reflect such adjustment and to give full effect thereto.

ARTICLE 4

GRANT OF TRADEMARK LICENSE

Section 4.1 Grant of Trademark License

Vendor hereby grants to Purchaser a limited, paid-up and royalty free Trademark License to use the Algernon Trademark in the form of ALGERNON NEUROSCIENCE and derivative uses thereof, in association with the Goods and related services, related advertising and any related websites, during the term of this Trademark License, subject to the terms and conditions of this Agreement.

Section 4.2 Royalties and Fees

Except as set out herein, Purchaser will not be obligated to pay to Vendor any royalties, fees or other consideration with respect to the Trademark License granted under this Agreement.

Section 4.3 Consideration

The consideration for the Trademark License granted hereunder is included as part of the Issued Shares under section 2.2 of this Agreement.

Section 4.4 Advertising

Purchaser shall generally conform the advertising it may create to the Canadian Code of Advertising Standards (as amended from time to time) as such Code applies to the commercial practice of advertising, and the Canada Food and Drug Regulations, as such Regulations apply to advertising and trademark use.

Section 4.5 Obligations of Purchaser

Subject to the terms of this Agreement, the Vendor and Purchaser further agree that:

(a) Purchaser will do nothing inconsistent with the validity of the Algernon Trademark and agrees that it will do nothing inconsistent with, or which challenges, Vendor's ownership of the Algernon Trademark;

(b) Purchaser shall not perform or permit to be performed any act which impairs the goodwill or other rights of Vendor in the Algernon Trademark in a material way, or which otherwise prejudices or damages the reputation or value of the said trademark in a material way; and

Section 4.6 Term of Trademark License

The term of this Trademark License shall be two (2) years commencing on the date of execution of this Agreement and shall be automatically renewed for further periods of two (2) years, unless otherwise terminated earlier in accordance with the provisions of this Agreement (the "Term").

Section 4.7 Goodwill

All goodwill arising from Purchaser's use of this Trademark License enures to the benefit of Vendor.

Section 4.8 Termination

Vendor may at its option terminate this Trademark License upon:

(a) Purchaser becoming insolvent, a petition in bankruptcy being filed against Purchaser and not being discharged or disputed bona fide within ninety (90) days of such filing or if a receivership order is made against Purchaser;

(b) Purchaser evidencing a clear intent to cease using, and actually ceasing to use, the Algernon Trademark for a period of two consecutive years;

(c) A material breach of the quality standard prescribed in Section 4.4;

(d) Upon ninety days written notice.

Upon termination, Purchaser shall immediately cease all use, display, advertisement of any kind of the Algernon Trademark, or any confusingly similar names or marks, in connection with the Goods and with the operation of its business.

Section 4.9 Unauthorized Use

Purchaser agrees to promptly notify Vendor of any unauthorized use or registration or application for registration of the Algernon Trademark or any confusingly similar Trademark, names, logos or designs by others.  Vendor has the right in its sole discretion to take action or to bring any action or proceeding to object to or prevent or enjoin any third party use or registration or application for registration of the Algernon Trademark or any confusingly similar Trademarks, names, logos and design and to recover all settlement proceeds, damages, and other monetary recoveries from such actions and proceedings ("Enforcement Proceedings").

In the event that Vendor chooses not to pursue or continue Enforcement Proceedings, Purchaser shall be entitled to initiate, continue and conclude any Enforcement Proceedings in its sole discretion, at its expense.  Vendor shall cooperate fully in any such actions or proceedings under this provision, including participating in any legal proceeding as a party if requested by Purchaser.

Section 4.10 Failure to Use

In the event that Vendor fails to use Algernon Trademarks in association with advertising services for a period of two consecutive years or more, or if Vendor's ALGERNON Trademark registrations expire or are cancelled or expunged for any reason and the Vendor does not exercise commercially reasonable efforts to reinstate or re-register Algernon Trademark registrations with commercially reasonable expediency, then Vendor shall transfer and assign to Purchaser all right, title and interest in and to the Algernon Trademark, without any further consideration.

Section 4.11 Assignment

Purchaser shall not assign this Trademark License or any rights or obligations arising under this Trademark License, without the prior written consent of Vendor.  This Trademark License shall enure to the benefit of the Vendor and its respective successors and assigns.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of the Vendor

The Vendor hereby represents and warrants to the Purchaser that:

(a) The Vendor has been duly incorporated and organized, is a subsisting corporation in good standing under the laws of the province of British Columbia, Canada and has the corporate power and capacity to own, sell and operate its property, carry on its business, dispose the Assets to the Purchaser, and to execute and deliver this Agreement and otherwise perform its obligations under this Agreement to which it is a party;

(b) the Vendor is the legal and beneficial owner of the Assets free and clear of all liens, claims, pledges, charges, or other encumbrances;

(c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of the Vendor;

(d) This Agreement has been duly and validly executed and delivered by the Vendor and are valid and legally binding obligations of the Vendor enforceable against the Vendor in accordance with its terms, subject only, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors' rights generally and to general principles of equity

(e) the Vendor is not a non-resident of Canada within the meaning of the Act.

Section 5.2 Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Vendor that:

(a) The Purchaser has been duly incorporated and organized, is a subsisting corporation in good standing under the laws of the Province of British Columbia and has the corporate power and capacity to own, sell and operate its property, carry on its business, acquire the Assets from the Vendor and to execute and deliver this Agreement and otherwise perform its obligations under this Agreement;

(b) the Purchaser has sufficient right, authority and capacity to enter into this Agreement and to consummate the Transaction;

(c) upon issuance of the Issued Shares to the Vendor, the Issued Shares will be validly issued, fully paid, non-assessable and free and clear of all liens, claims, pledges, charges, or other encumbrances;

(d) the performance by the Purchaser of the Purchaser's covenants contained in this Agreement will not be in violation of any agreement to which the Purchaser is a party, will not give any person or company any right to terminate or cancel any agreement or any right enjoyed by the Purchaser and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever against the Issued Shares.

ARTICLE 6
INCOME TAX ELECTION.

Section 6.1 Election Filing

The Parties hereby acknowledge and agree that the purchase and sale of the Assets contemplated by this Agreement is to be carried out in accordance with subsection 85(1) of the Act.  The Vendor and the Purchaser hereby agree and confirm that they will jointly elect, pursuant to subsection 85(1) of the Act, in the prescribed form and within the time referred to in subsection 85(6) of the Act, to transfer the Assets from the Vendor to the Purchaser at an elected amount determined by the Vendor.

ARTICLE 7
GENERAL

Section 7.1 Taxes

Any provincial or municipal retail sales tax, land transfer tax or other similar taxes (other than taxes on income) exigible in respect of the sale and purchase of the Assets shall be payable by the Purchaser.

Section 7.2 Assignment and Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors and assigns, as applicable.

Section 7.3 Further Assurances

This Agreement shall operate as an actual conveyance of the Assets but each of the Parties hereto covenants and agrees upon the request of the other, to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to give full effect to the transfer of the Assets by the Vendor to the Purchaser pursuant to this Agreement. Vendor hereby waives all of its moral rights in the Assets in favour of the Purchaser, and Vendor will exercise any such rights with respect to any copyright only as directed in writing by Purchaser or subsequent transferee.

Section 7.4 Applicable Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

Section 7.5 Severability

Should any part of this Agreement be held unenforceable for any reason, the unenforceable portion of this Agreement will not affect the enforceability of the remainder of this Agreement, which will continue in full force and effect and be construed as if this Agreement had been executed without the unenforceable portion.  It is hereby declared the intention of the Parties that this Agreement would have been executed without reference to any portion that may, for any reason, be held unenforceable.

Section 7.6 Counterparts

This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the effective date first written above.

[Signatures follow on next page]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

ALGERNON PHARMACEUTICALS INC.

By:	/s/ James Kinley
Name: James Kinley
Title: Chief Financial Officer

ALGERNON NEUROSCIENCE INC.

By:	/s/ Christopher Moreau
Name: Christopher J. Moreau
Title: Chief Executive Officer

Schedule A

Assets

  The entire and complete inventory of the Current Good Manufacturing Practices (cGMP) DMT manufactured as of the Effective Date;
  The developed IV Formulation of DMT and all intellectual property related thereto;
  All the assets and intellectual property related to and arising from the approved Phase 1 clinical study (Netherlands) for the treatment of stroke;
  All preclinical data associated with the DMT Program;
  The following contracts associated with the DMT Program:
  Master Services Agreement, effective September 22, 2022, between the Vendor and Dalton Chemical Laboratories Inc. o/s Dalton Pharma Services;
  Agreement for Start-up Activities on Algernon Study AGN-188-01: HMR code 21-002, effective February 25, 2021, between the Vendor and Hammersmith Medicines Research Ltd. Trading as HMR;
  Agreement, effective July 29, 2022, between the Vendor and the Centre for Human Drug Research;
  Investigator Initiated-Clinical Trial Agreement, effective October 21, 2022, between the Vendor and Yale University.
  The following patents:
Applicants	Title	Jurisdiction	Serial No.	Filing Date
ALGERNON PHARMACEUTICALS INC.	OLEATE DMT, USE OF DMT TO TREAT STROKE, AND DEVICES THEREFOR	Provisional	63/143,679	January 29, 2021
ALGERNON PHARMACEUTICALS INC.	PAMOATE DMT, USE OF DMT TO TREAT STROKE, AND DEVICES THEREFOR	Provisional	63/143,688	January 29, 2021
ALGERNON PHARMACEUTICALS INC.	NIACIN DMT, USE OF DMT TO TREAT STROKE, AND DEVICES THEREFOR	Provisional	63/143,695	January 29, 2021
ALGERNON PHARMACEUTICALS INC.	OLEATE DMT, USE OF DMT TO TREAT STROKE, MULTIPLE SCLEROSIS, PARKINSON'S DISEASE, AND TRAUMATIC BRAIN INJURY, AND DEVICES THEREFOR	Provisional	63/187,681	May 12, 2021

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ALGERNON PHARMACEUTICALS INC.	USE OF DMT TO TREAT STROKE, MULTIPLE SCLEROSIS, PARKINSON'S DISEASE, AND TRAUMATIC BRAIN INJURY, AND DEVICES THEREFOR	Provisional	63/273,612	October 29, 2021
ALGERNON PHARMACEUTICALS INC.	DMT SALTS AND THEIR USE TO TREAT BRAIN INJURY	PCT	PCT/CA2022/050121	January 28,2022
  The goodwill associated with all of the foregoing provided in this Schedule.

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Schedule B

Trademarks Licenced

  The following Trademarks:
Applicants	Mark	Jurisdiction	Serial No.	Filing Date
ALGERNON PHARMACEUTICALS INC.	ALGERNON	Canada	1946016	February 13, 2019
ALGERNON PHARMACEUTICALS INC.	ALGERNON	US	88/505,722	July 9, 2019
ALGERNON PHARMACEUTICALS INC.	ALGERNON	European Union	018091140	July 4, 2019
ALGERNON PHARMACEUTICALS INC.	ALGERNON	Great Britain	018091140	July 4, 2019
  All common-law and use rights associated with the ALGERNON trademark.